Exhibit No. 10.1
Form 10-QSB
Buyers United, Inc.
File No. 0-26917

                      COOPERATION AND MANAGEMENT AGREEMENT


     THIS COOPERATION AND MANAGEMENT AGREEMENT ("Agreement") is entered into as of the 1st day of October 2003 (the "Effective Date") by and between MyACD Inc., a Utah Corporation ("MyACD"), and Buyers United, a Delaware corporation ("Buyers").

                                    RECITALS

A. MyACD has developed certain technologies for providing business telephone and communication functionalities as more fully described herein.

B. Buyers had developed certain customer service, sales, billing, and accounting capabilities in the telecommunications industry.

C. MyACD desires to grant to Buyers the right to manage sales, service, and billing of products and services based on the functionalities developed by MyACD and Buyers desires to provide such management.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing recitals and the terms and conditions hereinafter set forth, the parties hereby agree as follows:

1.   DEFINITIONS.

     For all purposes of this Agreement, except as otherwise expressly provided, the terms defined in this Article 1 have the meanings assigned to them in this
Article 1 and include the plural as well as the singular, all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles, all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement, pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

     "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

     "Confidential Information" means (a) the Intellectual Property, (b) any information conveyed in written, graphic, machine-readable, or other tangible



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form,  provided that such information is  conspicuously  marked or designated as
confidential   or   proprietary,   (c)  any   information   conveyed  orally  or
electronically where such information is either designated as confidential or proprietary at the time of such oral or electronic disclosure or designated, in writing, as confidential or proprietary within 30 days of such oral or electronic disclosure, or (d) any information that ought, in good faith, to be treated as confidential given its nature and/or the circumstances of its
disclosure.   Notwithstanding  the  above,   information  shall  not  be  deemed
Confidential Information to the extent that it (v) was generally known and available in the public domain at the time it was disclosed or subsequently becomes generally known and available in the public domain through no fault of the recipient; (w) was rightfully known to the recipient at the time of disclosure; (x) is disclosed with the prior written approval of the disclosing party; (y) was independently developed by the recipient without any use of the Confidential Information of the disclosing party; or (z) becomes known to the recipient from a source other than the disclosing party without breach of this Agreement.

     "Encumbrance" means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

     "Enhanced Services" means those capabilities, ideas, methods, software, products and practices, which enhance traditional communications by providing capabilities in addition to simple two-party connectivity. Enhanced Services shall include, by way of example and not limitation, automatic contact distribution "ACD", quality management voice recording, call routing to agents, call routing based on agent capability and proficiency, predictive dialing, power dialing, preview dialing, interactive voice response "IVR", real-time and historical management reporting, communication application building and application building tools, IVR building tools, on-demand contact routing, any customer provisioned or defined communications service, any communications product or service that uses real-time or near real-time data (other than caller input), any communications product or service that uses any data specific to any individual, any communications product or service that uses any data or information stored on customer network or customer equipment, and call center applications, all as the preceding applies to voice communications over the telephone, email, chat, instant messaging, video, and fax; provided, however, in no event shall Enhanced Services include any personal messaging and one number services such as, conference calling, voice mail, fax-to-email, or voice-mail-to-email as those services are sold by Buyers as of the Effective Date and that are based on the I-Link Internet protocol network owned and operated by Buyers and based on the software licensed by Buyers from I-Link Communications, Inc. or I-Link Incorporated.

     "Enhanced Service Net Income" means, for the applicable period, all revenues for Enhanced Services sold or provided to customers during the period (including the long distance or voice over internet service revenue associated with delivering or providing the Enhanced Services to customers) reduced by: (a) cost of services during the period directly attributable to the Enhanced Services revenue; (b) costs paid or incurred during the period under Section 2.3(a); (c) payments accrued during the period under Section 2.3(b); (d) costs for equipment incurred under Section 2.3(e); (e) commissions accrued during the

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period under Section  2.3(c);  (f) wages and salaries  accrued during the period for employees providing First Level Customer Support that is attributable to time spent by such employees performing this function; and (g) a management charge equal to the general and administrative expense of Buyers for the period determined in accordance with generally accepted accounting principles (reduced by the amount of any of the preceding items included in that expense) multiplied by a fraction, the numerator of which is all revenues for Enhanced Services sold or provided to customers during the period and the denominator of which is Buyers' total revenues during the period.

     "Existing Customers" means all of the customers of Buyers that use or purchase Enhanced Services as of the Effective Date, which are listed on
Schedule I to this Agreement.

     "First Level Customer Support" means providing help-line and online assistance to customers in operating Enhanced Services, identifying whether a service problem is a hardware problem or a software or configuration problem, and, if it is a software or configuration problem, referring the problem to MyACD for resolution either through Buyers or directly by MyACD.

     "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign, and any industry self-regulatory or administrative agency.

     "Intellectual Property" means all (i) Patents, (ii) Know-how, (iii) Trademarks and (iv) copyrights, copyright registrations and applications for registration, inventions, designs, methods, trade secrets, and all other intellectual property rights whether registered or not, in each case which are owned by MyACD as of the Effective Date or result after the Effective Date from any modification or enhancement of the Intellectual Property.

     "Know-how"  means all  product  specifications,  processes,  plans,  ideas, concepts, technical information, data, research records, all promotional literature, customer and supplier lists and similar data and information, and all other confidential or proprietary technical and business information that is owned by MyACD.

     "MyACD Customers" means all of the customers of MyACD on the Effective Date, which are listed on Schedule II to this Agreement.

     "New Customers" means all of the customers for Enhanced Services that are obtained by Buyers subsequent to the Effective Date.

     "Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

     "Party" means a signatory to this Agreement and "Parties" means all the signatories to this Agreement.

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     "Patent"  means all patents  and patent  applications  (including,  without
limitation,  all  reissues,  divisions,  continuations,   continuations-in-part,
renewals and extensions of the foregoing), which are owned by MyACD.

     "Person" means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

     "Principals" means Michael L. Shelton and David O. Peterson.

     "Trademarks" shall mean trademarks, service marks, trade names, trade dress, labels, logos and all other names and slogans associated with any products or services, or embodying associated goodwill, whether or not registered, and any applications or registrations there for owned by MyACD.

2.   MANAGEMENT.

     2.1 Appointment. MyACD hereby grants to Buyer on the terms and conditions set forth herein, the right to manage: (a) the delivery and provisioning of all Enhanced Services to the MyACD Customers; (b) the sale, delivery, and provisioning of Enhanced Services to Existing Customers and New Customers; (c) billing and collection for all Enhanced Services sold to customers; and (d) First Level Customer Support to all customers; provided, however, that Buyers shall not change the pricing on Enhanced Services being sold to MyACD Customers as of the Effective Date without the prior written consent of MyACD. MyACD hereby appoints Buyers its exclusive distributor of Enhanced Services, and to that end grants to Buyers an exclusive license to use the Intellectual Property to provide and sell Enhanced Services.

     2.2 MyACD Support and Training. During the term of this Agreement MyACD shall have sole authority to direct and manage, and shall be solely responsible for, development, modification, and enhancement of all Enhanced Services and Intellectual Property, and the content, configuration, and function of Enhanced Services. Buyers shall ensure that MyACD has all authority as it pertains to Buyers and Buyers employees to direct development, modification and enhancement of all of the Enhanced Services and Intellectual Property. All new employees required to develop the Enhanced Services shall be employed by MyACD. MyACD shall make efforts to improve the functionality and redundancy of the Intellectual Property. MyACD shall provide, during normal business hours, training to employees of Buyers designated by Buyers on functionality and configuration of Enhanced Services for sale and installation purposes and training to employees of Buyers designated by Buyers on the technical matters pertaining to the Enhanced Services reasonably required to provide First Level Customer Support.

     2.3 Consideration. For and in consideration of the management and other rights conferred on Buyers by MyACD under this Article 2:

     (a) Buyers shall spend no less than the amounts detailed on the Enhanced Services Marketing Budget attached to this Agreement as Schedule III on sales, marketing, and promotion of the Enhanced Services.

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     (b) Buyers  shall pay to MyACD on or before  the 15th day of each  calendar month  commencing  in  October  2003,  a monthly  fee in the  amounts  listed on
Schedule IV attached to this Agreement.

     (c) Buyers shall pay hosting fees and, in accordance with its standard commission payment procedures and as contracted by MyACD, all commissions owed to agents or sales persons responsible for selling and servicing MyACD Customers, Existing Customers, and New Customers, including, but not limited to any commissions due to Kevin Childs.

     (d) Buyers shall pay to MyACD for the Initial Term the lesser of $100,000 or 50 percent of Enhanced Service Net Income as follows:

          (i) On or before the 45th day following the end of the three-month period ending December 31, 2003 an amount equal to the lesser of $15,000 or 50 percent of Enhanced Service Net Income for the three-month period (the "December Payment").

          (ii) On or before the 45th day following the end of the six-month period ending March 31, 2004 an amount equal to (A) the lesser of $30,000 or 50 percent of Enhanced Service Net Income for the six-month period (B) reduced by the amount of the December payment (the "March Payment").

          (iii) On or before the 45th day following the end of the nine-month period ending June 30, 2004 an amount equal to (A) the lesser of $45,000 or 50 percent of Enhanced Service Net Income for the nine-month period (B) reduced by the amounts of the December Payment and March Payment (the "June Payment").

          (iv) On or before the 45th day following the end of the 12-month period ending September 30, 2004 an amount equal to (A) the lesser of $100,000 or 50 percent of Enhanced Service Net Income for the 12-month period (B) reduced by the amounts of the December Payment, March Payment, and June Payment.

          (v) In the event this Agreement is terminated before the end of the Initial Term, Buyers shall pay to MyACD on or before the 45th day following the date of termination (A) the lesser of, the amount equal to the product obtained by multiplying $100,000 by a fraction, the numerator of which is the number of days elapsed from and including the Effective Date through and including the date of termination and the denominator of which is 365, or 50 percent of Enhanced Service Net Income for the period beginning on the Effective Date and ending on the date of termination (B) reduced by the amount of all payments made under paragraphs (i), (ii), and (iii) of this
     Section 2.3(d) prior to the date of termination.

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     (e) During the Initial Term Buyers shall  purchase  equipment  necessary to establish and provide ports for New Customers. Buyers and MyACD shall cooperate in categorizing each item of equipment that is purchased to establish ports for New Customers as such, and the Parties shall identify each such item in writing. The foregoing items of equipment are hereinafter referred to as the "MyACD System Equipment."

     2.4 Term and Termination. The Initial Term of this Agreement shall commence on the Effective Date and shall expire one year after such date. After the Initial Term, this Agreement may be renewed for one or more additional periods upon the written consent of both Parties to each such renewal, subject to the provisions of Sections 2.4(a) and 2.4(b). Notwithstanding any other provision in this Agreement, this Agreement may be terminated or canceled as provided in Sections 2.4(a) and 2.4(b).

     (a) This Agreement may be terminated for cause, as follows:

          (i) by MyACD, if Buyers shall fail to observe or perform any material provision contained in this Agreement if not cured within 30 days after written notice thereof has been given to Buyers by MyACD; provided, that Buyers shall not be deemed to have committed a material breach of this Agreement for failing to spend any monthly amount listed in the Enhanced Services Marketing Budget attached to this Agreement as Schedule III pursuant to Section 2.3(a) if the aggregate amount spent during the calendar quarter in which the underpayment occurs is at least 75 percent of the amount budgeted for that quarter;

          (ii) by Buyers, if MyACD shall fail to observe or perform any material provision contained in this Agreement if not cured within 30 days after written notice thereof has been given to MyACD by Buyers;

          (iii) by MyACD, if Buyers has fail to make any payments required by Sections 2.3(b) or 2.3(d) following a 30 day period to cure after written notice to Buyers;

          (iv) by MyACD, if Buyers fails to make any three payments  required by
     Section 2.3(b) of this Agreement within three days of the day they were required under this Agreement;

          (v) by MyACD, immediately upon written notice to Buyers, if Buyers fails to abide by the restricted use or confidentiality or non-competition provisions of Sections 2.6 and 2.7 or fails to comply with any of the restrictions set forth in Section 3.4;

          (vi) by Buyers, immediately upon written notice to MyACD, if MyACD fails to abide by the restricted use or confidentiality provisions of Sections 2.6 or fails to comply with the restrictions set forth in Section 3.3;

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          (vii) by either Party,  immediately upon written notice,  if the other
     Party ceases doing business as a result of dissolution, liquidation, or other causes; or

          (viii) by either Party, immediately upon written notice, if the other Party commence a voluntary case or becomes subject to an involuntary case or other proceeding seeking: liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in affect, or the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property; consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it; becomes subject to an order for relief under the bankruptcy laws as now or hereafter in effect; makes a general assignment for the benefit of creditors; or shall take any corporate action to authorize any of the foregoing.

     (b) After the Initial Term this Agreement may be terminated by either Party without cause by giving the other party ninety days prior written notice.

     (c) Upon expiration of this Agreement at the end of the Initial Term or any subsequent term, termination by MyACD under paragraphs 2.4(a)(i), (iii), (iv),
(v), (vii), or (viii), or termination under Section 2.4(b), the restriction imposed on MyACD under Section 3.3, below and Buyers' rights under Section 2.1 shall terminate. Within 30 days following such termination, Buyers shall take all action reasonably required to transition and transfer management and billing of MyACD Customers to MyACD. Within 30 days following such termination, Buyers shall take all action reasonably required to transfer ownership and control to MyACD of the MyACD System Equipment, together with such additional items of equipment that the Parties determine are reasonably required to maintain the functionality of the hardware systems required to deliver Enhanced Services to customers as of the date of termination, together with a payment equal to 44.6 percent of the depreciated value of such equipment as of the date of termination. Upon such termination Buyers shall be entitled to (i) continue sales and provisioning of Enhanced Services to New Customers purchasing Enhanced Services prior to the date of termination, and (ii) offer and sell, on a non-exclusive basis, Enhanced Services provided by MyACD to New Customers, and additional customers after termination for a period of five years following termination (the "Wholesale Service Period"). For purposes of selling and provisioning Enhanced Services to customers after termination pursuant to this Section, the terms of the Wholesale Services Agreement between the Parties dated May 29, 2002 shall apply with the pricing terms amended to the pricing terms set forth on Schedule V to this Agreement. Buyers shall be granted a credit on post termination payment obligations to MyACD under the Wholesale Service Agreement in the amount of the wage and salary costs incurred by Buyers prior to termination that are directly attributable to development work on the Enhanced Services, not to exceed $400,000. This credit shall be applied in monthly installments to offset 20 percent of the monthly line fees due to MyACD under the terms of the Wholesale Services Agreement. Buyers shall not offer, provide or sell any services that are the same as or similar to the Enhanced Services to any customer receiving Enhanced Services as of the date of termination under this Section 2.4(c) for a period of five years following the date of termination, and shall not offer, provide or sell any services that are the same

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as or similar to the Enhanced Services to any customer who purchases or receives
Enhanced Services after the date of termination for a period of three years from the date such customer first began using Enhanced Services. Buyers shall not offer, provide or sell any services that are the same as or similar to the Enhanced Services to any customer not receiving Enhanced Services as of the date of termination under this Section 2.4(c) during the Non-competition Period defined in Section 2.7(c) below; provided, however, if in any given calendar month after termination the payments from Buyers to MyACD under the Wholesale Service Agreement are $125,000 or more before offsets and credits provided herein, then in the following calendar month Buyers is entitled to sell other interactive voice response products and services that are similar to Enhanced Services to such customers, so long as such other interactive voice response products and services are not: (i) based on or derived from the Intellectual Property, (ii) do not use real-time or near real-time data other than caller input, (iii) do not use data specific to any individual, (iv) do not use data or information stored outside of Buyers' owned or leased network facilities, (v) do not in any way duplicate the functionality of automatic contact distribution, and (vi) are not built, scripted, directed, or edited by the customer in any way that is similar to the Intellectual Property. MyACD shall be entitled to purchase long distance service from Buyers, billed by Buyers directly to MyACD customers, at the rate paid by Buyers to the underlying long distance provider plus 15 percent. In the event that MyACD utilizes gateways provided by Buyers, MyACD shall pay an additional 10 percent of long distance costs for those long distance services that terminate on Buyers' gateway equipment.

     (d) Upon termination of this Agreement by Buyers under paragraphs 2.4(a)(ii), (vi), (vii), or (viii), the restriction imposed on Buyers under
Section 3.4, below, and Buyers' obligations under Sections 2.3 and 2.7 shall terminate. Within 30 days following such termination, Buyers shall take all action reasonably required to transition and transfer management and billing of MyACD Customers to MyACD. Upon such termination Buyers shall be entitled to (i) continue sales and provisioning of Enhanced Services to New Customers purchasing Enhanced Services prior to the date of termination, and (ii) offer and sell
Enhanced Services provided by MyACD to New Customers and additional customers after termination for a period of five years following termination. For purposes of selling and provisioning Enhanced Services to customers after termination pursuant to this Section, the terms of the Wholesale Services Agreement between the Parties dated May 29, 2002 shall apply with the pricing terms amended to the pricing terms set forth on Schedule V to this Agreement. Buyers shall be granted a credit on post termination payment obligations to MyACD under the Wholesale Service Agreement in the amount of the wage and salary costs incurred by Buyers prior to termination that are directly attributable to development work on the Enhanced Services, not to exceed $400,000. This credit shall be applied in monthly installments to offset 20 percent of the monthly line fees due to MyACD under the terms of the Wholesale Services Agreement. For all Enhanced Services sold or provided under the Wholesale Service Agreement after termination under this Section 2.4(d), MyACD shall be entitled to purchase long distance service from Buyers, billed by Buyers directly to MyACD customers, at the rate paid by Buyers to the underlying long distance provider plus 15 percent. In the event that MyACD utilizes gateways provided by Buyers, MyACD shall pay an additional 10 percent of long distance costs for those long distance services that terminate on Buyers' gateway equipment.

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     (e) Upon  termination  of this  Agreement at the end of the Initial Term or any subsequent  term,  termination by MyACD under  paragraphs  2.4(a)(i),  (iii)
(iv), (v), (vii), or (viii), or termination under Section 2.4(b), Buyers shall return to MyACD or destroy all Confidential Information in Buyers' possession, custody or control. Within 30 days following such termination, Buyers shall take all action reasonably required to transition and transfer management and billing of MyACD Customers to MyACD. Over the 90-day period following the date of such termination Buyers shall, at the election of MyACD, (i) provide and make available to MyACD during normal business hours the full time services of two senior software engineers that are under employment with Buyers to perform services in transitioning the delivery of Enhanced Services from Buyers' Internet network to an independent Internet network, or (ii) pay monthly to one or more independent contractor software engineers engaged by MyACD to transition
the  delivery  of  Enhanced   Services  from  Buyers'  Internet  network  to  an
independent Internet network a monthly amount not to exceed the total monthly compensation (including all costs associated with all benefits) paid by Buyers to the two most senior software engineers employed by it.

     (f) MyACD agrees and acknowledges that Buyers will incur substantial costs and expenses to establish the infrastructure necessary to manage the Enhanced Services as provided in this Agreement. Therefore, within 30 days following termination of this Agreement MyACD shall pay to Buyers as reimbursement for such expenses a liquidated amount equal to the number of payments made by Buyers to MyACD during the term of this Agreement under Section 2.3(b) multiplied by $11,275. The obligation of MyACD to make this reimbursement payment shall be suspended until MyACD receives the payment for its common stock contemplated by the Stock Purchase Agreement of even date herewith to which MyACD is a party and shall terminate if payment is not made to MyACD under the Stock Purchase Agreement within 120 days following termination of this Agreement. Buyers agrees that MyACD is entitled to offset the amount payable under this Section 2.4(f) against the payment of 44.6 percent of the depreciated value of equipment payable to MyACD by Buyers under Section 2.4(c).

     (g) For the purposes of this Agreement, "immediately" shall mean three days after the postal date of a written notice or the delivery date of a courier mail company, whichever comes first.

     2.5 Property, Modifications and Enhancements. Buyers agrees that all information useful in providing the Enhanced Services (including without limitation information relating to inventions or discoveries or its secret or confidential information, knowledge, know-how or data (whether oral, written, or in machine-readable form), including without limitation inventions, discoveries, information, knowledge, know-how or data relating to machines, equipment, products, services, systems, software, research and/or development, designs, compositions, formulae, processes, manufacturing procedures, business methods, marketing, sales and advertising programs and related to the Enhanced Services, any information or materials which were or are created or received in furtherance of the Enhanced Services, any modifications or enhancements to the Intellectual Property, any documentation for the Enhanced Services, and any other materials related to the Enhanced Services made by or for Buyers during

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the term of this Agreement (collectively,  "Work Product") shall be the property of MyACD and shall be a "work for hire" for MyACD, as such term is understood under U.S. copyright law. To the extent any Work Product is not in a category which constitutes a "work for hire," Buyers hereby assigns all right, title, and interest therein to MyACD and shall execute (and if the context requires, cause others to execute) any documents reasonably necessary to assign and secure all right, title and interest in such Work Product to MyACD, including without limitation any underlying copyright, trade secret, and Patent rights. Any software development allowed by this agreement which is derivative to the
software  licensed  by  Buyers  from  I-Link  Communications,   Inc.  or  I-Link
Incorporated, to the extent such work is, by previous agreement, the property of I-Link, shall remain the property of I-Link. Buyers obtains no rights to the Enhanced Services or Work Product, either by implication or estoppel, other than as provided expressly herein.

     2.6 Confidential Information. Each Party agrees not to disclose any Confidential Information transferred or disclosed to it by the other Party during the term of this Agreement and for an additional term of five years following termination of this Agreement. Each Party shall protect the other's Confidential Information from unauthorized dissemination and use and may, in doing so, use the same degree of care that such party uses to protect its own like information but such Party must use at least the degree of care that is reasonable under the circumstances. In this regard, to the extent Confidential Information is or may be disclosed by a Party to any one or more of its software programmers, no such disclosure shall be made until the programmer signs a confidentiality agreement in form and content approved by both Parties. Neither Party will use the other Party's Confidential Information for purposes other than those necessary to directly further the purposes of this Agreement. Neither party will disclose to third parties the other's Confidential Information without the prior written consent of the other Party. Except as expressly provided in this Agreement, no ownership or license rights are granted in any Confidential Information. Since unauthorized transfer or disclosure of one Party's Confidential Information will substantially diminish its value and injure that Party in ways that cannot be remedied fully by money damages, the other Party's breach or threatened breach of this Section 2.6 will entitle the first Party to equitable relief (including orders for specific performance and injunctions), as well as monetary damages.

     2.7 Non-competition and Non-solicitation.

     (a) Buyers agrees that for a period commencing as of the Effective Date and continuing through the third anniversary of the Effective Date (the "Non-competition Period") Buyers shall not, except for the benefit of MyACD, in any way, directly or indirectly, through Affiliates, subsidiaries, employees, agents, or otherwise: (i) manage, profit from, direct, operate, control, be employed by, associated with, engage in, or participate in any of the foregoing, or otherwise advise or assist in any way or be connected with or directly or indirectly own as partner, shareholder (other than holdings of less than five percent in publicly-traded companies), proprietor, member, advisor, or consultant or otherwise or have any investment, interest in or right with respect to any enterprise, entity, or business which engages, at any location, in the business of offering or selling any product or service that is the same as, competitive with or similar to Enhanced Services; (ii) induce or attempt to induce any customers of MyACD or Buyers to terminate business with MyACD or its Affiliates; or (iii) divert or attempt to divert from MyACD or its Affiliates any business with any MyACD customers or Buyers customers.

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

     (b) During the Non-competition Period, Buyers shall not, directly or indirectly, solicit for the purposes of employment, attempt to solicit for the purposes of employment, offer employment, hire, employ, or continue to employ; any person who is; or any person who within the previous two years has been, employed by MyACD, or one of its Affiliates, or to persuade any such person to leave the employ of MyACD or such Affiliates.

     (c) A breach of the covenants of this Section 2.7 would substantially injure MyACD in ways that cannot be remedied fully by money damages. Therefore, Buyers' breach or threatened breach of this Section 2.7 will entitle MyACD to equitable relief (including orders for specific performance and injunctions), as well as monetary damages.

3. ADDITIONAL COVENANTS.

     3.1 Purchase Option Agreement. As a condition to this Agreement, Buyers, Michael L. Shelton, and David O. Peterson shall sign and deliver the Purchase Option Agreement of even date herewith that grants to Buyers the right to purchase all of the issued and outstanding capital stock of MyACD on the terms set forth therein.

     3.2 Stock Redemption and Related Matters. As a condition to this Agreement, MyACD shall redeem all of the capital stock of MyACD held beneficially or of record by James Andrew Judkins (the "Judkins Stock") in exchange for a promissory note (the "Judkins Note") in the principal amount of $575,000 payable in equal monthly installments of $11,275 over a term of 50 months followed by a payment in the next month of $11,250 that is secured by all of the Judkins Stock, Theodore Stern and E. Dallin Bagley shall sign and deliver their personal guarantees of payment of all obligations under the Judkins Note, and MyACD, Theodore Stern, and E. Dallin Bagley shall sign and deliver the Stock Purchase Agreement of even date herewith pertaining to sale of the Judkins Stock to Theodore Stern and E. Dallin Bagley on the occurrence of certain events.

     3.3 MyACD Restrictions. Except as expressly provided in this Agreement, during the term of this Agreement MyACD shall not, and shall not permit to occur, any sale, transfer, or other disposition of, or the attachment of any Encumbrance on, any of its assets, including but not limited to Intellectual Property, except for cash distributions and dispositions of property not greater than $5,000 in the aggregate that occur in the ordinary course of its business, and shall not grant or transfer to any Person any license, right to acquire, or other interest in or to any Intellectual Property. During the term of this Agreement MyACD shall not sell or issue, or grant to any Person any option, warrant, or other right to purchase or acquire any of the capital stock of MyACD, except for the Stock Purchase Agreement contemplated by Section 3.2, above. My ACD agrees and acknowledges that a breach of the covenants of this
Section 3.3 would substantially injure Buyers in ways that cannot be remedied fully by money damages and are not susceptible to accurate measurement in money damages. Therefore, MyACD's breach or threatened breach of this Section 3.3 either directly or indirectly through any of its Affiliates will entitle Buyers to equitable relief (including orders for specific performance and injunctions), as well as monetary damages in a liquidated amount of $5,000,000.

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

     3.4 Buyers Restrictions. During the term of this Agreement Buyers shall not purchase, develop, or in any way acquire any product, capability or service that is the same as or similar to the Enhanced Services. Buyers agrees and acknowledges that a breach of the covenants of this Section 3.4 would substantially injure MyACD in ways that cannot be remedied fully by money damages and are not susceptible to accurate measurement in money damages. Therefore, Buyers' breach or threatened breach of this Section 3.4 either directly or indirectly through any of its Affiliates will entitle MyACD to equitable relief (including orders for specific performance and injunctions), as well as monetary damages in a liquidated amount of $5,000,000.

4. REPRESENTATIONS OF BUYERS

     4.1 Organization. Buyers is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyers has all necessary corporate power and authority to carry on its business as now being conducted. Buyers has the necessary corporate power and authority to execute, deliver, and perform this Agreement and the transactions contemplated hereby.

     4.2 Authorization. Buyers has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance by Buyers and the consummation of the transactions contemplated hereunder have been duly authorized by the board of directors of Buyers and no other corporate proceedings on the part of Buyers are necessary to authorize this Agreement and the transactions contemplated hereunder. No consent of any Person not a Party to this Agreement nor consent of or filing with (including any waiting period) any Governmental Entity is required to be obtained or performed on the part of Buyers to execute, deliver, and perform its obligations hereunder. This Agreement constitutes the legally valid and binding obligation of Buyers enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditor's rights generally.

     4.3 Non-Contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including performance by Buyers), will (a) violate any constitution, statute, regulation, rule, Order, decree, charge, or other restriction of any Governmental Entity to which Buyers is subject or any provision of the charter or bylaws of Buyers or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyers is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Encumbrance could not reasonably be expected to have a material adverse effect on Buyers or

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

on the ability of the Parties to consummate the transactions contemplated by this Agreement.

5. REPRESENTATIONS OF MYACD

     5.1 Organization. MyACD is a corporation duly organized, validly existing and in good standing under the laws of the state of Utah. MyACD has all necessary corporate power and authority to carry on its business as now being conducted. MyACD has the necessary corporate power and authority to execute, deliver, and perform this Agreement and the transactions contemplated hereby.

     5.2 Authorization. MyACD has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance by MyACD and the consummation of the transactions contemplated hereunder have been duly authorized by the board of directors of MyACD and no other corporate proceedings on the part of MyACD are necessary to authorize this Agreement and the transactions contemplated hereunder. No consent of any Person not a Party to this Agreement nor consent of or filing with (including any waiting period) any Governmental Entity is required to be obtained or performed on the part of MyACD to execute, deliver, and perform its obligations hereunder. This Agreement constitutes the legally valid and binding obligation of MyACD enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditor's rights generally.

     5.3 Non-Contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby
(including performance by MyACD), will (a) violate any constitution, statute, regulation, rule, Order, decree, charge, or other restriction of any Governmental Entity to which MyACD is subject or any provision of the charter or bylaws of MyACD or (b) conflict with, result in a breach of, constitute a default under, any arrangement to which MyACD is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets), except where the violation, conflict, breach, default, or Encumbrance could not reasonably be expected to have a material adverse effect on MyACD or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

6.   MISCELLANEOUS

     6.1 Survival. The rights and obligations of the Parties under Sections 2.3(d), 2.4, 2.5, 2.6, and 2.7 shall survive and continue following any termination of this Agreement.

     6.2 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party, and any such purported assignment or transfer shall be null and void.

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

     6.3 Severability. Should any provision of this Agreement be determined to be unenforceable or prohibited by any applicable law, such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition without invalidating the balance of such provision or any other provision of this Agreement, and any such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent any provision of this Agreement is unenforceable or prohibited under applicable law: (a) in order not to frustrate the intent of the Parties, this Agreement shall be considered amended to the least degree possible in order to make this Agreement effective; and (b) the Parties shall negotiate in good faith concerning an amendment to this Agreement that will achieve, to the extent possible consistent with applicable law, the intended effect of the invalid or unenforceable provision.

     6.4 Notices. All notices, requests, demands, and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered by hand, or twelve
(12) hours after facsimile transmission to the persons identified below, or five days after mailing if mailed by certified or registered mail postage prepaid return receipt requested addressed as follows:

                  To Buyers at:        Buyers United, Inc.
                                       13751 So. Wadsworth Park Drive, Suite 200
                                       Draper, Utah 84020
                                       Attention: Paul Jarman
                                       Fax: (801) 715-5022

                  With a copy to:      Cohne, Rappaport & Segal, P.C.
                                       525 East 100 South, 5th Floor
                                       Salt Lake City, Utah 84102
                                       Attention: Mark E. Lehman, Esq.
                                       Fax: (801) 355-1813

                  To MyACD at:         MyACD Inc.
                                       1688 E. Parkridge Dr.
                                       Salt Lake City, Utah  84121
                                       Attention: Michael Shelton
                                       Fax: (801) 414-5080

                  With a copy to:      Stoel Rives LLP
                                       201 South Main Street, Suite 201
                                       Salt Lake City, Utah 84111-4904
                                       Attention: Michael E. Mangelson, Esq.
                                       Fax: (801) 578-6999


Either party may change its address for notices by notice duly given pursuant to this Section 6.4.

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

     6.5 Entire Agreement; Amendment and Waiver. This Agreement, together with the Schedules hereto and the other agreements referenced herein, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior written and oral agreements and understandings with respect to such subject matter. Neither this Agreement nor any of the terms hereof may be amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the Party against which the enforcement of the amendment, supplement, waiver or modification is sought. No failure or delay by any Party hereto in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

     6.6 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective assignees and/or successors in interest.

     6.7 Expenses Relating to Disputes. In the event either Party institutes any action or proceeding to enforce any terms or provisions of this Agreement or to secure any relief resulting from an alleged breach of or default under this Agreement, the prevailing Party in such action or proceeding shall be entitled to recover from the non-prevailing Party all of its costs and expenses incurred in connection therewith, including reasonable attorneys' and experts' fees.

     6.8 Relationship. In making and performing this Agreement the Parties act and shall act as independent Parties and nothing contained in this Agreement shall be construed or implied to create any partnership, joint venture, or principal-agent relationship between the Parties.

     6.9 Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same agreement.

     6.10 Governing Law. This Agreement shall be governed by the laws of the state of Utah.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above set forth.

MyACD Inc.

By: /s/ Michael L. Shelton, President

Buyers United Inc.

By: /s/ Paul Jarman, President

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